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EXHIBIT NO. 11 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

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
                                                     Year Ended
                                                  December 31, 1996
                                                  -----------------
Net Income...................................         $1,334,000
                                                      ==========

Weighted average shares outstanding..........            313,256

Common stock equivalents due to dilutive
  effect on stock options....................             53,417
                                                      ----------

Total weighted average common shares
  and equivalents outstanding................            366,673
                                                      ==========

Primary earnings per share...................         $     3.64
                                                      ==========

Total weighted average common shares
  and equivalents outstanding................            366,673

Additional dilutive shares using the
  end of period market value versus
  the average market value when
  applying the treasury stock method.........              4,106
                                                      ----------

Total weighted average common shares
  and equivalents outstanding for fully
  diluted computation........................            370,779
                                                      ==========

Fully diluted earnings per share.............         $     3.60
                                                      ==========
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